Exhibit 5.1
April 1, 2020
File No.: 298263.00001/20684

INTERTAPE POLYMER GROUP INC.
9999 Cavendish Boulevard
Suite 200
Ville St. Laurent, Québec, Canada
H4M 2X5
Dear Sirs/Mesdames:

Re:	REGISTRATION STATEMENT ON FORM S-8
Stock Option Plan for Employees and Consultants
We have reviewed the registration statement on Form S-8 to be filed by Intertape Polymer Group Inc. (the “Registrant”) with the United States Securities and Exchange Commission on or about April 1, 2020 (the “Registration Statement”) in connection with the registration under the United States Securities Act of 1933, as amended, of an aggregate of up to (at this time) 4,693,225 Common Shares, no par value (collectively, the “Option Shares”) of the Registrant issuable pursuant to the Registrant’s Stock Option Plan for Employees and Consultants (the “Option Plan”). As the Registrant’s Canadian general counsel, we have examined such corporate records, certificates and other documents and such questions of law as we have considered necessary or appropriate for the purposes of the following opinion. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.
Based upon the foregoing, we are of the opinion that the Option Shares have been validly authorized and, upon the issuance thereof in accordance with the terms of the Option Plan, will be validly issued as fully-paid and non-assessable Common Shares of the Registrant.
The foregoing opinion is limited to the laws of the Province of Quebec and the federal laws of Canada applicable therein and we express no opinion as to the effect of the laws of any other jurisdiction. We have relied as to certain matters on information obtained from officials of the Registrant and other sources believed by us to be reliable.

The foregoing opinion is given as at the date hereof. We undertake no, and hereby expressly disclaim any, obligation to advise you of any change in any matters set out herein as a result of any amendment or coming into force of any law after the date hereof. The foregoing opinion can be relied upon only by the party to whom it is addressed and for the purposes of the matters herein contemplated.
We hereby consent to the use of this opinion letter as an exhibit to the Registration Statement and to the use of our name whenever appearing in the Registration Statement and any documents incorporated therein by reference, and any amendments to the Registration Statement.
Yours faithfully,
/s/ Fasken Martineau DuMoulin LLP
FASKEN MARTINEAU DuMOULIN LLP